Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARCHEX, INC.

MARCHEX ACQUISITION CORPORATION

EFAMILY.COM, INC., AH-HA.COM, INC.

THE PRINCIPAL STOCKHOLDERS OF EFAMILY.COM, INC.

AND WITH RESPECT TO ARTICLES II AND XII ONLY

PAUL J. BROCKBANK, AS STOCKHOLDER REPRESENTATIVE

DATED FEBRUARY 19, 2003

TABLE OF CONTENTS

ARTICLE I		1

THE MERGER		1
1.1	THE MERGER	1
1.2	EFFECTIVE TIME	2
1.3	EFFECT OF THE MERGER	2
1.4	CERTIFICATE OF INCORPORATION; BY-LAWS	2
1.5	DIRECTORS AND OFFICERS	2
1.6	ADDITIONAL ACTIONS	2
1.7	WITHHOLDING	3

ARTICLE II		3

CONSIDERATION; CONVERSION OF SHARES		3
2.1	MERGER CONSIDERATION	3
2.2	CONVERSION OF SHARES	4
2.3	EXCHANGE OF CERTIFICATES	6
2.4	STOCK TRANSFER BOOKS	8
2.5	NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK	8
2.6	ESCROW	8

ARTICLE III		8

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE COMPANY’S SUBSIDIARY AND THE PRINCIPAL STOCKHOLDERS		8
3.1	CORPORATE ORGANIZATION	8
3.2	AUTHORIZATION	9
3.3	CONSENTS AND APPROVALS; NO VIOLATIONS	9
3.4	CAPITALIZATION	10
3.5	FINANCIAL STATEMENTS; BUSINESS INFORMATION	13
3.6	ABSENCE OF UNDISCLOSED LIABILITIES	13
3.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	13
3.8	LEGAL PROCEEDINGS, ETC.	14
3.9	TAXES	14
3.10	TITLE TO PROPERTIES AND RELATED MATTERS	18
3.11	INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS	19
3.12	CONTRACTS	23
3.13	EMPLOYEES; EMPLOYEE BENEFITS	24
3.14	COMPLIANCE WITH APPLICABLE LAW	27
3.15	ABILITY TO CONDUCT THE BUSINESS	27
3.16	MAJOR CUSTOMERS, ADVERTISERS AND DISTRIBUTORS	27
3.17	CONSULTANTS, SALES REPRESENTATIVES AND OTHER AGENTS	28
3.18	ACCOUNTS RECEIVABLE	28
3.19	INSURANCE	28
3.20	BANK ACCOUNTS; POWERS OF ATTORNEY	29
3.21	MINUTE BOOKS, ETC.	29
3.22	RELATED PERSON INDEBTEDNESS AND CONTRACTS	29
3.23	BROKERS; PAYMENTS	29
3.24	CONSENT SOLICITATION; VOTING REQUIREMENTS	30
3.25	STATE TAKEOVER STATUTES	30
3.26	DISCLOSURE	30
3.27	INFORMATION SUPPLIED	30

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ARTICLE IV		31

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS		31
4.1	AUTHORIZATION; ETC.	31

ARTICLE V		32

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND ACQUISITION CORP		32
5.1	CORPORATE ORGANIZATION	32
5.2	AUTHORIZATION	33
5.3	CONSENTS AND APPROVALS; NO VIOLATIONS	33
5.4	CAPITALIZATION	34
5.5	COMPLIANCE WITH APPLICABLE LAW	34
5.6	LITIGATION	35
5.7	BROKERS; PAYMENTS	35
5.8	DISCLOSURE	35

ARTICLE VI		35

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		35
6.1	CONDUCT OF BUSINESS OF THE COMPANY	35
6.2	CONDUCT OF BUSINESS OF ACQUISITION CORP	37
6.3	OTHER NEGOTIATIONS	37

ARTICLE VII		38

ADDITIONAL AGREEMENTS		38
7.1	ACCESS TO PROPERTIES AND RECORDS	38
7.2	TRANSFER OF INTERESTS	38
7.3	REASONABLE EFFORTS; ETC.	38
7.4	MATERIAL EVENTS	38
7.5	FEES AND EXPENSES	38
7.6	SUPPLEMENTS TO DISCLOSURE SCHEDULES	39
7.7	OPTION GRANTS	39
7.8	STOCKHOLDER CONSENT	39
7.9	TAX ELECTIONS	39

ARTICLE VIII		39

CONVENANTS OF CERTAIN PRINCIPAL STOCKHOLDERS		39

ARTICLE IX		40

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND ACQUISITION CORP		40
9.1	REPRESENTATIONS AND WARRANTIES TRUE	40
9.2	PERFORMANCE	40
9.3	ABSENCE OF LITIGATION	41
9.4	CONSENTS	41
9.5	ADDITIONAL AGREEMENTS	41
9.6	DELIVERY OF CERTIFICATES FOR CANCELLATION	42
9.7	APPROVAL	42
9.8	CERTIFICATE OF MERGER	42
9.9	PAYMENT OF INDEBTEDNESS	42
9.10	CASH	42
9.11	DUE DILIGENCE	43
9.12	TERMINATION	43
9.13	MATERIAL ADVERSE EFFECT	43
9.14	SERIES A PREFERRED STOCK FINANCING	43
9.15	OPINION OF STOEL RIVES LLP	43

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9.16	SUPPORTING DOCUMENTS	43
9.17	TAX MATTERS	43

ARTICLE X		45

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, THE COMPANY’S SUBSIDIARY AND THE PRINCIPAL STOCKHOLDERS		45
10.1	REPRESENTATIONS AND WARRANTIES TRUE	45
10.2	PERFORMANCE	45
10.3	ABSENCE OF LITIGATION	45
10.4	CONSENTS	45
10.5	ADDITIONAL AGREEMENTS	45
10.6	CERTIFICATES OF MERGER	46
10.7	CASH AND MANAGEMENT RETENTION OPTIONS; ESCROW DEPOSIT	46
10.8	SUPPORTING DOCUMENTS	46

ARTICLE XI		47

TERMINATION		47
11.1	TERMINATION	47
11.2	EFFECT OF TERMINATION	47

ARTICLE XII		48

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		48
12.1	INDEMNITY OBLIGATIONS	48
12.2	NOTIFICATION OF CLAIMS	49
12.3	DURATION	50
12.4	ESCROW	50
12.5	NO CONTRIBUTIONS	51
12.6	OPTIONHOLDERS	51

ARTICLE XIII		51

MISCELLANEOUS PROVISIONS		51
13.1	AMENDMENT	51
13.2	WAIVER OF COMPLIANCE	51
13.3	NOTICES	52
13.4	BINDING EFFECT; ASSIGNMENT	52
13.5	NO THIRD PARTY BENEFICIARIES	53
13.6	PUBLIC ANNOUNCEMENTS	53
13.7	COUNTERPARTS	53
13.8	HEADINGS	53
13.9	ENTIRE AGREEMENT	53
13.10	GOVERNING LAW	53
13.11	SEVERABILITY	54
13.12	SPECIFIC PERFORMANCE	54
13.13	WAIVER OF JURY TRIAL	54

EXHIBITS
A-1	Articles of Merger (Utah)
A-2	Certificate of Merger (Delaware)
B	Form of Letter of Transmittal
C	Form of Escrow Agreement
D	Form of Executive Employment Agreement
E	Opinion of Stoel Rives LLP, counsel to the Company and the Company’s Subsidiary

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of February 19, 2003 by and among Marchex, Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), Marchex Acquisition Corporation, a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Parent (the “Acquisition Corp.”), eFamily.com, Inc., a corporation organized under the laws of the State of Utah (the “Company”), ah-ha.com, Inc., a corporation organized under the laws of the State of Utah and a wholly-owned subsidiary of the Company (the “Company’s Subsidiary”), and Paul J. Brockbank, Christopher P. Stevens and Jay R. Bean (the “Principal Stockholders”) and with respect to Article II and Article XII hereof, Paul J. Brockbank (the “Stockholder Representative”), each of whom are identified on the signature pages hereto.

WHEREAS, the respective Boards of Directors of the Parent, Acquisition Corp., the Company and the Company’s Subsidiary have approved the merger of Acquisition Corp. with and into the Company (the “Merger”), pursuant to which the Company will be the surviving corporation and the holders of all shares of capital stock of the Company (the “Stockholders” and the Stockholders shall include the Principal Stockholders except as otherwise provided herein) immediately prior to the Merger will be entitled to receive the consideration provided for in this Agreement, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Principal Stockholders have signed this Agreement and have signed and delivered herewith to Parent irrevocable proxies or written consents adopting and approving this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the Utah Revised Business Corporation Act (the “URBCA”) and the Delaware General Corporation Law (the “DGCL”), Acquisition Corp. shall be merged with and into the Company, the separate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article XI and subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles IX and X, at the offices of Nixon Peabody LLP, 101 Federal Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the Company and the Parent. The date of such Closing is referred to herein as the “Closing Date.”

1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles IX and X, the parties hereto shall cause the Merger to be consummated by filing articles or certificates of merger as contemplated by the URBCA and DGCL in the forms of Exhibit A-l and A-2 attached hereto (the “Certificates of Merger”), together with any required related certificates, with the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah (the “Division”) and the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the URBCA and the DGCL (the time of such filing being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the URBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; By-Laws.

(a) Articles of Incorporation. Unless otherwise determined by the Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the URBCA and such Articles of Incorporation.

(b) By-Laws. Unless otherwise determined by the Parent prior to the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the URBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

1.5 Directors and Officers. The directors of Acquisition Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Acquisition Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of Acquisition Corp., the Company or the Company’s Subsidiary acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of Acquisition Corp., the Company or the Company’s Subsidiary, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Acquisition Corp., the Company or the Company’s Subsidiary, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

1.7 Withholding. Parent, the Surviving Corporation or the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock (as defined herein) pursuant to this Agreement and from any holder or former holder of Company Stock Options (as hereinafter defined) with respect to the exercise or termination of such Company Stock Options, including any Company Stock Options that have already been exercised, such amounts as Parent, the Surviving Corporation or the Company may be required to deduct or withhold therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE II

CONSIDERATION; CONVERSION OF SHARES

2.1 Merger Consideration. Except as set forth in Section 2.2(e) hereof, the consideration payable in the Merger to the holders of shares of the Company’s Class A Common Stock, no par value per share (the “Class A Common Stock”), and the Company’s Class B Common Stock, no par value per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Company Capital Stock”), shall consist of cash which such cash is to be issuable at the Closing and from time to time thereafter pursuant to Section 2.2(a)(ii) in accordance with the terms of this Agreement. Such cash which shall be payable at the Closing as provided herein shall in the aggregate be referred to as the “Initial Merger Consideration”. The calculation of the Initial Merger Consideration assumes that as of the Closing Date, each of the Company and the Company’s Subsidiary shall be debt-free enterprises (other than trade payables incurred in the ordinary course of business). The amount of Initial Merger Consideration shall be reduced at the Closing, dollar for dollar, to the extent of any debt (other than trade payables incurred in the ordinary course of business) or negative working capital of the Company or the Company’s Subsidiary (in accordance with standard accounting principles or generally accepted accounting principles) as of the Closing Date. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board and rules promulgated by the United States Securities and Exchange Commission and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“GAAP”).

2.2 Conversion of Shares.

(a) Conversion of Shares. (i) Each share of Company Capital Stock issued and outstanding as of the Effective Time (other than shares owned by holders who have properly exercised their rights of appraisal within the meaning of Part 13 of the URBCA (“Dissenting Shares”)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into (A) an amount in cash equal to the quotient obtained by dividing (x) $15,000,000 by (y) the total number of Fully Diluted Shares (as herein defined) as of the Effective Time. Such resulting quotient is referred to herein as the “Exchange Ratio.” “Fully Diluted Shares” shall be equal to the total number of outstanding shares of Company Capital Stock, immediately prior to the Closing Date, calculated on a fully diluted, fully converted basis as though all convertible debt and equity securities and options (whether vested or unvested) and warrants had been converted or exercised. Schedule 2.2 attached hereto sets forth, with respect to the Initial Merger Consideration, (i) the Exchange Ratio and (ii) the aggregate cash payment to be paid in connection with the Merger, with the allocation among the Stockholders.

(ii) The Initial Merger Consideration will be increased as more specifically described in Schedule 2.2 by payment of the cash earnout consideration (the “Cash Earnout Consideration”) and the management retention consideration (the “Management Retention Consideration”), as the case may be, in the event that in each of calendar year 2003 and calendar year 2004 (each, a “Fiscal Period”) described in Schedule 2.2 the Surviving Corporation achieves the specified amounts of Earnings Before Taxes (as defined herein) for each such Fiscal Period. The Earnings Before Taxes (as defined herein) will be computed by Parent, in accordance with standard accounting principles or GAAP within sixty (60) days of the end of each such Fiscal Period. Providing no objections are made pursuant to this Section 2.2, such additional consideration shall be paid within fifteen (15) days after the earlier of the (i) expiration of the objection period provided below or (ii) receipt of written notice from the Stockholder Representative that no objection will be made, otherwise such payment shall be made upon resolution of any such objection. The additional consideration will be allocated in accordance with Schedule 2.2. For purposes of this Section 2, the term “Earnings Before Taxes” shall mean earnings of the Company (or the Surviving Corporation, as the case may be, as applicable through the remainder of this paragraph) before provision for income taxes or any Cash Earnout Consideration or Management Retention Consideration, as the case may be, which shall include, the deduction of any base salary, any deferred salary, any bonuses, and any severance payments (as such terms are defined in the Employment Agreement as defined herein) and paid to the Key Employee (as defined herein) and in accordance with the terms and conditions of the Employment Agreement or paid pursuant to any future employment agreements with other key employees. Parent shall in good faith reasonably allocate costs and expenses to the Company which shall be deducted from the earnings of the Company in the calculation of Earnings Before Taxes commensurate with products, services, and/or benefits provided to, or on behalf of, the Company. Notwithstanding the foregoing, Parent agrees not to allocate to the Company any salaries or benefits of Russell C. Horowitz, John Keister, Victor Oquendo, Peter Christothoulou or Ethan Caldwell or any rent or utilities for office space of Parent.

At such time as the Surviving Corporation’s Earnings Before Taxes are determined for each such Fiscal Period described above in this Section 2.2(a)(ii) (and, in any event, within sixty (60) days of the end of such Fiscal Period), Parent shall provide the Stockholder Representative with a written statement setting forth the calculation of such Earnings Before Taxes for each such Fiscal Period. In the event that the Stockholder Representative does not object to the determination by Parent of such Earnings Before Taxes by written notice of objection (the “Notice of Objection”) delivered to Parent within thirty (30) days after the Stockholder Representative’s receipt of such determination, such Notice of Objection to describe in reasonable detail the Stockholder Representative’s proposed adjustments to the proposed Earnings Before Taxes determination, the proposed Earnings Before Taxes for each such Fiscal Period shall be deemed final and binding.

If the Stockholder Representative does deliver a Notice of Objection to Parent, then the dispute shall be resolved as follows:

(V) The Stockholder Representative and Parent shall promptly endeavor to agree upon the calculation of Earnings Before Taxes for such Fiscal Period. In the event that a written agreement determining the amount of Earnings Before Taxes has not been reached within twenty (20) days after the date of receipt by Parent from the Stockholder Representative of the Notice of Objection thereto, then Parent’s determination of Earnings Before Taxes and the Notice of Objection shall be submitted to a nationally recognized firm of certified public accountants mutually acceptable to Parent and the Stockholder Representative (the “Arbitrator”).

(W) Within thirty (30) days of the submission of any dispute concerning the determination of Earnings Before Taxes to the Arbitrator, the Arbitrator shall render a decision in accordance with this Section 2.2(a)(ii) along with a statement of reasons therefor. The decision of the Arbitrator shall be final and binding upon the parties hereto.

(X) The fees and expenses of the Arbitrator for any determination under this Section 2.2(a)(ii) shall be borne equally by Parent, on the one hand, and all the Stockholders on the other hand, such fees attributable to the Stockholders to be deducted from any amounts to be paid to the Stockholders pursuant to this Section 2.2(a)(ii).

(Y) In determining Earnings Before Taxes, Parent shall provide the Stockholder Representative and his, her or its representatives reasonable access to the books and records of the Surviving Corporation and Parent, and Parent shall (and shall cause the Surviving Corporation to) cooperate with the Stockholder Representative and his, her or its representatives in their analysis and determination of Earnings Before Taxes.

(Z) Parent shall, and shall cause the Surviving Corporation to, maintain the Surviving Corporation as a separate entity with separate internal financial reporting until December 31, 2004.

(b) Treasury Shares. Each share of Company Capital Stock held in the Company’s treasury as of the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration therefor.

(c) Stock Options. Each outstanding option to purchase shares of Company Capital Stock (each a “Company Stock Option”), which has already vested, shall have been exercised prior to the Effective Time. In connection with the exercise of any such Company Stock Option, the Company shall withhold the requisite amount for tax purposes as provided in Section 1.7 hereof. Each outstanding Company Stock Option, not already vested and outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time without the payment of any consideration therefor, and shall be of no further force and effect, without any assumption thereof.

(d) Acquisition Corp. Shares. Each share of common stock, par value $0.01 per share, of Acquisition Corp. issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

(e) Dissenting Shares. Any Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to each such Dissenting Share pursuant to Part 13 of the URBCA; provided, however, that Dissenting Shares held by a holder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal as provided in Part 13 of the URBCA, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive such holder’s pro rata portion of the Initial Merger Consideration in accordance with the procedures specified in Section 2.3. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Part 13 of the URBCA received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Part 13 of the URBCA. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.3 Exchange of Certificates.

(a) At the Effective Time or as soon as practicable thereafter and in any event within seven (7) days of the Closing, certificates (the “Certificates”) representing all of the issued and outstanding shares of Company Capital Stock shall be surrendered for cancellation and termination in the Merger. At the Effective Time, each Certificate shall be canceled in exchange for the amount of cash consideration allocated to each Stockholder pursuant to Section 2.2(a). The Initial Merger Consideration shall, to the extent Certificates have been surrendered, at Closing (or thereafter upon surrender of Certificates), be wired to an account designated by the Stockholder Representative (as such term is defined in, the Escrow Agreement) for further distribution by the Stockholder Representative pro rata to the Stockholders in the amounts set forth on Schedule 2.2 attached hereto, less ten percent (10.0%) thereof which shall be placed in escrow to satisfy the obligations pursuant to Article XII hereof and less any fees and expenses pursuant to Section 7.5. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in the form of Exhibit B attached hereto. Until surrendered with an executed Letter of Transmittal, each outstanding Certificate which immediately prior to the Effective Time represented shares of Company Capital Stock shall be deemed for all corporate purposes to evidence ownership of the amount of cash issuable upon conversion of such shares of Company Capital Stock, but shall, subject to applicable appraisal rights under the URBCA and Section 2.2(e), have no other rights. Subject to appraisal rights under the URBCA and Section 2.2(e), from and after the Effective Time, the holders of shares of Company Capital Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the amount of cash into which such shares of Company Capital Stock have been converted.

(b) If any cash is to be paid in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the payment of such cash that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to a holder of shares of Company Capital Stock for cash paid to such holder pursuant to the provisions of Section 2.2(a) of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery to Parent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the cash issuable in exchange therefor pursuant to the provisions of Section 2.2(a) of this Agreement. Parent shall and as a condition precedent to the issuance thereof, require the owner of such lost; stolen or destroyed Certificate to provide to Parent an indemnity agreement against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed. The delivery by a Stockholder to Parent of such affidavit and indemnity agreement, if any, shall be deemed for all purposes under this Agreement to be delivery of a Certificate representing all issued and outstanding shares of Company Capital Stock owned or held by such Stockholder.

2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company.

2.5 No Further Ownership Rights in Company Stock. The amount of cash delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof and the payment of any additional amounts pursuant to Section 2.2(a)(ii) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.6 Escrow. As soon as practicable after the Closing and in any event within ten (10) days after the Closing, Parent will deposit in escrow on behalf of the Stockholders an amount of cash which represents ten percent (10%) of the Initial Merger Consideration (which shall reduce the amount of cash otherwise issuable to the Stockholders (pro rata as to each such holder) under Section 2.2(a)) allocated among the Stockholders based on the number of shares of Company Capital Stock held immediately prior to the Effective Time and option agreements representing vested Management Options (as hereinafter defined) to purchase an aggregate of 125,000 shares of Parent Class B Common Stock (as hereinafter defined) (which shall reduce the Management Options otherwise issuable to certain key managers (pro rata as to each such optionee) of the Company’s Subsidiary) (collectively, the “Escrow Deposit”). The Escrow Deposit shall be held by and registered in the name of U.S. Bank National Association, as Escrow Agent, as security for the indemnification obligations under Article XII pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit C attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY, THE COMPANY’S SUBSIDIARY

AND THE PRINCIPAL STOCKHOLDERS

The Company, the Company’s Subsidiary and the Principal Stockholders jointly and severally represent and warrant to the Parent and Acquisition Corp. as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company and the Company’s Subsidiary Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

3.1 Corporate Organization. The Company and the Company’s Subsidiary are each corporations duly organized, validly existing and in good standing under the laws of the State of Utah. The Company and the Company’s Subsidiary have all requisite corporate power and authority to own, operate and lease the properties and assets each now owns, operates and leases and to carry on their respective businesses as presently conducted. The Company and the

Company’s Subsidiary are each duly qualified to transact business as a foreign corporation and are in good standing in the jurisdictions set forth in Schedule 3.1 hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by each or the business currently conducted by either. The Company and the Company’s Subsidiary have previously delivered to the Parent complete and correct copies of the Articles of Incorporation of each of the Company and the Company’s Subsidiary (each certified by the Division as of a recent date) and the By-Laws of each of the Company and the Company’s Subsidiary (each certified by the Secretary of the Company as of a recent date). Neither the Articles of Incorporation nor the By-Laws of each of the Company and the Company’s Subsidiary have been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument.

3.2 Authorization. The Company and the Company’s Subsidiary each have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly adopted by the Board of Directors of the Company and the Company’s Subsidiary, and no other proceeding on the part of the Company or the Company’s Subsidiary (other than the approval of this Agreement by the Stockholders holding the requisite percentage of the Company Capital Stock) is necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the URBCA and the DGCL) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Company’s Subsidiary and constitutes the valid and binding agreement of the Company and the Company’s Subsidiary, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

3.3 Consents and Approvals; No Violations. Subject to (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Division, (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of each of the Company or the Company’s Subsidiary, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, or other material agreement, instrument or obligation to which the Company or the Company’s Subsidiary is a party, or by which the Company or the Company’s Subsidiary or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company or the Company’s Subsidiary pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a

Company Material Adverse Effect or Subsidiary Material Adverse Effect (as defined below), as the case may be, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to the Company or the Company’s Subsidiary or by which their respective properties or assets may be bound except for such violations or conflicts which would not have a Company Material Adverse Effect or Subsidiary Material Adverse Effect, as the case may be, or (iv) require, on the part of the Company or the Company’s Subsidiary, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Company Material Adverse Effect or Subsidiary Material Adverse Effect, as the case may be.

3.4 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock, no par value per share, 30,496,112 of which are designated Class A Common Stock, and 4,503,888 of which are designated Class B Common Stock, of which 24,894,318 shares of Class A Common Stock and 4,503,888 shares of Class B Common Stock are issued and outstanding and owned of record and beneficially by the holders set forth on Schedule 3.4 hereto. All outstanding shares of Company Capital Stock (i) are duly authorized, validly issued, fully paid and nonassessable (ii) were not issued in violation of any pre-emptive rights or federal or state securities laws and (iii) are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound.

As of the date of this Agreement, 8,000,000 shares of Company Capital Stock were reserved for issuance upon the exercise of options to purchase Company Capital Stock granted pursuant to the Company’s 2001 Stock Incentive Plan (the “Company Option Plan”) under which options are outstanding for an aggregate of 538,466 shares and under which 3,398,702 are available for grant. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

Except as set forth above, as of the date of this Agreement no shares of Company Capital Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Company Capital Stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights

(including pre-emptive rights) or commitments, understandings, arrangements, agreements or contracts (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, partnership interest or similar ownership interest, option, warrant, call, right, commitment, understanding, arrangement, agreement or contract (either written or oral).

There are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitment, understanding, arrangement, agreement or contract (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of Company Capital Stock or other securities of the Company. The Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of Company Capital Stock or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any shares of Company Capital Stock or other securities of the Company.

There are no registration rights, and, to the knowledge of the Company and the Principal Stockholders, there are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of Company Capital Stock.

All outstanding options to purchase Company Capital Stock were issued pursuant to the Company Option Plan. Schedule 3.4 hereto sets forth a true and complete list of the holders of outstanding Company Stock Options and lists for each outstanding Company Stock Option, as of the date of this Agreement, (i) the number of shares of Company Capital Stock subject to such outstanding Company Stock Option, (ii) the exercise price of such option, (iii) the number of shares as to which such option will have vested, (iv) the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and (v) indicates the extent of acceleration, if any. Schedule 3.4 hereto sets forth a true and complete list, as of the date of this Agreement, of (A) the identity of each holder of shares of Company Capital Stock and (B) the number of shares of each class of Company Capital Stock owned of record by such holder.

(b) As of the date of this Agreement, the authorized capital stock of the Company’s Subsidiary consists of (i) 30,000,000 shares of Common Stock, no par value per share (the “Subsidiary Common Stock”), of which 1,000 shares of Common Stock are issued and outstanding and owned of record and beneficially by the Company and (ii) 10,000,000 shares of Preferred Stock, no par value per share (the “Subsidiary Preferred Stock”), none of which are issued and outstanding (the Subsidiary Common Stock and the Subsidiary Preferred Stock collectively referred to herein as the “Subsidiary Capital Stock”). All outstanding shares of Subsidiary Capital Stock (i) are duly authorized, validly issued, fully paid and nonassessable (ii) were not issued in violation of any pre-emptive rights or federal or state securities laws and

(iii) are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company’s Subsidiary or any agreement or document to which Company’s Subsidiary is a party or by which it is bound.

Except as set forth above, as of the date of this Agreement no shares of Subsidiary Capital Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company’s Subsidiary or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company’s Subsidiary, were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Subsidiary Capital Stock. There are no bonds, debentures, notes or other indebtedness of the Company’s Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company’s Subsidiary may vote. Except as set forth on Schedule 3.4, there are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitments, understandings, arrangements, agreements or contracts (either written or oral) of any kind to which the Company’s Subsidiary is a party, or by which the Company’s Subsidiary is bound, obligating the Company’s Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company’s Subsidiary or obligating the Company’s Subsidiary to issue, grant, extend, accelerate the vesting of or enter into any such security, partnership interest or similar ownership interest, option, warrant, call, right, commitment, understanding, arrangement, agreement or contract (either written or oral).

There are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitment, understanding, arrangement, agreement or contract (either written or oral) of any kind to which the Company’s Subsidiary is a party, or by which the Company’s Subsidiary is bound, obligating the Company’s Subsidiary to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of Subsidiary Capital Stock or other securities of the Company’s Subsidiary. The Company’s Subsidiary has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of Subsidiary Capital Stock or other securities of the Company’s Subsidiary, and there are no amounts owed or which may be owed to any person by the Company’s Subsidiary as a result of any repurchase, redemption or acquisition of any shares of Subsidiary Capital Stock or other securities of the Company’s Subsidiary.

There are no registration rights, and, to the knowledge of the Company’s Subsidiary, there are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of Subsidiary Capital Stock.

(c) With the exception of the Company’s Subsidiary, the Company does not own, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any other corporation, or any partnership interest in any general or limited partnership or unincorporated joint venture.

3.5 Financial Statements; Business Information. (a) Attached hereto as Schedule 3.5(a) are the unaudited balance sheet of the Company and the Company’s Subsidiary as of December 31, 2002 and the statements of income and cash flow for the fiscal period then ended (the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company and the Company’s Subsidiary, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company and the Company’s Subsidiary as at the dates, and for the periods, stated therein, except that such Financial Statements are subject to normal audit adjustments and such interim Financial Statements are subject to normal year-end adjustments, all such adjustments which will not be individually or in the aggregate material in amount or effect.

(b) As of the Closing Date, the Company and the Company’s Subsidiary shall have no outstanding indebtedness other than accounts payable incurred in the ordinary course of business.

3.6 Absence of Undisclosed Liabilities. Except (i) as set forth or reserved against in the balance sheet of the Company and the Company’s Subsidiary dated as of December 31, 2002, included in the Financial Statements (the “Balance Sheet”) and (ii) for obligations and liabilities incurred since December 31, 2002 in the ordinary course of business, which do not individually or in the aggregate exceed $15,000, the Company and the Company’s Subsidiary do not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

3.7 Absence of Certain Changes or Events. Since December 31, 2002, the Company and the Company’s Subsidiary have each carried on their respective businesses in all material respects in the ordinary course and consistent with past practice. Since December 31, 2002, the Company and the Company’s Subsidiary have not: (i) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice; (ii) experienced any Company Material Adverse Effect or Subsidiary Material Adverse Effect, as the case may be, (as defined below); (iii) made any change in accounting-principle or practice or in their respective method of applying any such principle or practice, (iv) suffered any damage, destruction or loss, whether or not covered by insurance, affecting its respective properties, assets or business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its assets, tangible or intangible; (vi) sold or transferred any of their respective assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company Capital Stock (except pursuant to the exercise of Company Stock Options) or Subsidiary Capital Stock, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company Capital Stock or Subsidiary Capital Stock; (viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company Capital Stock or Subsidiary Capital Stock; (ix) repurchased or redeemed any Company Capital Stock or Subsidiary Capital Stock; (x) granted any general or specific increase in the compensation payable or to become payable to any of its Employees (as that term is hereinafter defined) or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined); or (xi) entered into any agreement to do any of the foregoing. The term “Company Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is, or that would be, materially adverse to the business, operations, assets, liabilities, financial condition, results of operations or prospects of the Company and the term “Subsidiary Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is, or that would be, materially adverse to the business, operations, assets, liabilities, financial condition, results of operations or prospects of the Company’s Subsidiary.

3.8 Legal Proceedings, etc. There are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, threatened against the Company, the Company’s Subsidiary or their respective properties, assets or business or, to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, pending or threatened against any of the officers, directors, employees, agents or consultants of the Company or the Company’s Subsidiary in connection with the business of the Company or the Company’s Subsidiary. There is no basis for any such suits, actions, claims, proceedings or investigations known to the Company, the Company’s Subsidiary or the Principal Stockholders. There are no such suits, actions, claims, proceedings or investigations pending against the Company or the Company’s Subsidiary, or, to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, threatened against the Company or the Company’s Subsidiary challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company or the Company’s Subsidiary is a party, or involving the properties, assets or business of the Company or the Company’s Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or the Company’s Subsidiary. Schedule 3.8 hereto sets forth all settlements, judgements, orders, injunctions, decrees and awards entered into or imposed, which the Company or the Company’s Subsidiary is a party to or by which the Company or the Company’s Subsidiary is bound, and the Company and the Company’s Subsidiary are and have been at all times in compliance with the terms of such settlements, judgements, orders, injunctions, decrees and awards. Schedule 3.8 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company or the Company’s Subsidiary which the Company, the Company’s Subsidiary or any of the Principal Stockholders has ever been involved in or received notice of.

3.9 Taxes.

(a) The Company and the Company’s Subsidiary have each duly and timely filed all Tax Returns and other filings in respect of Taxes (as that term is hereinafter defined)

required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are (or will be) due for all periods ending on or before the date hereof, whether or not shown on such Tax Returns, except to the extent the Company or the Company’s Subsidiary has established adequate reserves in accordance with GAAP (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Schedule 3.9(a) hereof. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) adequate for the payment of all Taxes for the period from date of the Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, neither the Company nor the Company’s Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of Business consistent with past custom and practice. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all laws, rules and regulations.

(b) There are no actions or proceedings currently pending or, to the knowledge of the Company, the Company’s Subsidiary or its Principal Stockholders, threatened against the Company or the Company’s Subsidiary by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or the Company’s Subsidiary, and there are no matters under discussion by the Company or the Company’s Subsidiary with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company or the Company’s Subsidiary by any governmental authority are being contested in good faith and have been disclosed in writing to the Parent. There are no agreements or applications by the Company or the Company’s Subsidiary for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company or the Company’s Subsidiary, except for liens for Taxes not yet due or payable. No written claim has been received from any taxing authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) For the purposes of the Agreement, “Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, and including any transferee liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

For purposes of this Agreement, the term “Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any affiliate; and reports with respect to backup withholding and other payments to third parties.

(d) The Company and the Company’s Subsidiary have each been taxable as a C corporation for state, federal and local income tax purposes at all times since their respective dates of incorporation.

(e) The Company and the Company’s Subsidiary are not and have not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and the Company and the Company’s Subsidiary do not have any liability for Taxes of any person (other than the Company or the Company’s Subsidiary) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or a transferee, successor or guarantor or by contract, indemnification or otherwise.

(f) The Company and the Company’s Subsidiary have each withheld all amounts from their respective employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws, including, but not limited to, with respect to the exercise, cancellation or disposition of any Company Stock Option, and have complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(g) Neither the assets of the Company or the Company’s Subsidiary nor any interests in the Company or the Company’s Subsidiary constitute a “United States real property interest” within the meaning of Section 897(c) of the Code.

(h) All of the Stockholders are U.S. residents for federal income tax purposes.

(i) There are no accounting method changes or proposed or threatened accounting method changes of the Company or the Company’s Subsidiary, nor any other item,

that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date, and the Company and the Company’s Subsidiary will not be required to make any such Section 481 adjustment as a result of the transaction contemplated by this Agreement.

(j) No power of attorney has been granted by the Company or the Company’s Subsidiary and is currently in force with respect to any matter relating to Taxes.

(k) The Company and the Company’s Subsidiary have not filed a consent under Section 341(f) of the Code concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code applied to any disposition of an asset owned by the Company or the Company’s Subsidiary.

(l) The Company and the Company’s Subsidiary are not parties to any joint venture, partnership or other arrangement that is treated as a partnership for Federal income tax purposes.

(m) There is no limitation on the utilization of net operating losses, built-in losses, tax credits or other similar items of the Company or the Company’s Subsidiary under Section 382, 383 or 3’84 of the Code or the Treasury Regulations issued thereunder, other than the limitation arising as a result of the Merger.

(n) Neither the Company nor the Company’s Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(o) Neither the Company nor the Company’s Subsidiary has received any written ruling of a taxing authority relating to Taxes or entered in any written and legally binding agreement with a taxing authority relating to taxes, including any closing agreements under Section 7121 of the Code.

(p) Neither the Company nor the Company’s Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q) No claim has ever been made by any authority in a jurisdiction where the Company or the Company’s Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and neither the Company nor the Company’s. Subsidiary does business in or derive income from within or allocable to any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to the Parent.

(r) Neither the Company nor the Company’s Subsidiary has waived any statute of limitations with respect to Taxes nor agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding; and the Company has made available to the Parent for inspection true and complete copies of (i) relevant portions of income Tax audit reports, statements of deficiencies, closing or other agreements received by the Company or on behalf of the Company relating to Taxes, and (ii) all federal and state income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(s) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(t) Neither the Company nor the Company’s Subsidiary has made any payments, is not obligated to make any payment, and is not a party to any agreement that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(u) Neither the Company nor the Company’s Subsidiary has engaged in a “listed transaction” within the meaning of Treas. Reg. §1.6011-4T(b).

3.10 Title to Properties and Related Matters. (a) The Company and the Company’s Subsidiary each have good and valid title to all personal property, tangible or intangible, which the Company or the Company’s Subsidiary each purport to own, including the properties reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold or otherwise disposed of in the ordinary course of business and consistent with past practice since December 31, 2002), free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $10,000 in each individual case), (ii) liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and that do not materially detract from the value, or materially interfere with the use of, the property subject thereto or affected thereby. Collectively, such property and the Intellectual Property (as hereinafter defined) rights disclosed on Schedule 3.11 hereto constitute all property, tangible or intangible, necessary to conduct the business of the Company or the Company’s Subsidiary as presently conducted.

(b) The Company and the Company’s Subsidiary do not own any real property or any interest in real property.

(c) Schedule 3.10(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company or the Company’s Subsidiary with a book value as of December 31, 2002, in each case of $10,000 or more. All such personal property is in suitable operating condition and is physically located in or about one of the places of business of the Company or the Company’s Subsidiary and is owned by the Company or the Company’s Subsidiary or is leased by the Company or the Company’s Subsidiary under one of the leases set forth in Schedule 3.10(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company or the Company’s Subsidiary. The maintenance and operation of such personal property has been in conformance with all applicable laws and regulations. There are no assets leased by the Company or the Company’s Subsidiary or used in the operation of the Company or the Company’s Subsidiary that are owned, directly or indirectly, by any Related Person (as that term is hereinafter defined in Section 3.22).

(d) Schedule 3.10(d) sets forth a complete and correct list of all real property and personal property leases to which the Company or the Company’s Subsidiary are a party. The Company and the Company’s Subsidiary have previously delivered to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule3.10(d) hereto. (i) Each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company, the Company’s Subsidiary nor (to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or the Company’s Subsidiary or (to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders) a default by any other party under such lease; (iii) to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, there are no disputes or disagreements between the Company, the Company’s Subsidiary and any other party with respect to any such lease; and (iv) there is no requirement under any such lease that the Company or the Company’s Subsidiary either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

3.11 Intellectual Property; Proprietary Rights; Employee Restrictions. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, vendor lists, distributor lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Subsidiary Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company’s Subsidiary.

(a) No Company Intellectual Property or Subsidiary Intellectual Property or product or service of the Company or Company’s Subsidiary is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or the Company’s Subsidiary, or which would be reasonably expected to affect the validity, use or enforceability of such Company Intellectual Property or Subsidiary Intellectual Property.

(b) Set forth on Schedule 3.11 hereto is a list of all Company Intellectual Property and Subsidiary Intellectual Property or other Intellectual Property used by the Company or Company’s Subsidiary (other than generally available software such as Microsoft Word and the like). True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided to Parent prior to the date hereof, all of which are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. The Company and the Company’s Subsidiary own and have good and exclusive right, title and interest to, or (i) has exclusive license to, each item of Company Intellectual Property and Subsidiary Intellectual Property and (ii) has non-exclusive license to other Intellectual Property used by Company and the Company’s Subsidiary (including all non-exclusive licenses with respect to generally available software such as Microsoft Word and the like), in each case, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. The Company and the Company’s Subsidiary are the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company or the Company’s Subsidiary, including the sale of any products or the provision of any services by Company. The Company or the Company’s Subsidiary own exclusively, and have good title to, all copyrighted works that are Company or Company’s Subsidiary products or which Company or the Company’s Subsidiary otherwise expressly purport to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or the Company’s Subsidiary or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property rights of the Company or the Company’s Subsidiary.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company or the Company’s Subsidiary have been duly registered and/or filed with or issued by each appropriate governmental entity in the jurisdictions indicated on Schedule 3.11 hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company or the Company’s Subsidiary, the Company or the Company’s Subsidiary have a written agreement with such third party that assigns to the Company or the Company’s Subsidiary ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms; and the Company or the Company’s Subsidiary thereby have obtained ownership of, and are the exclusive owner of such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so. The Company or the Company’s Subsidiary each have the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for or incident to their respective products or their respective business (including, without limitation, the operation of their respective Web sites) as presently conducted and has no reason to believe that any of such information that is provided to the Company or the Company’s Subsidiary by third parties will not continue to be provided to the Company or the Company’s Subsidiary on the same terms and conditions as currently exist.

(e) Company and the Company’s Subsidiary have not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property or Subsidiary Intellectual Property, to any third party.

(f) The operation of the business of Company or the Company’s Subsidiary as such business currently is conducted, including Company’s or the Company’s Subsidiary’s design, development, manufacture, marketing and sale of the products or services of Company or the Company’s Subsidiary (including products currently under development) has not, does not and, to the knowledge of the Company and the Company’s Subsidiary, will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) The Company and the Company’s Subsidiary have not received any notice or other claim from any third party that the operation of the business of the Company or the Company’s Subsidiary or any act, product or service of the Company or Company’s Subsidiary infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of Company, the Company’s Subsidiary or any Principal Stockholder, no person has or is infringing or misappropriating any Company Intellectual Property or Subsidiary Intellectual Property or other Intellectual Property Rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company and the Company’s Subsidiary have each taken reasonable steps to protect the Company’s or the Company’s Subsidiary’s rights in the Company’s or the Company’s Subsidiary’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to Company or the Company’s Subsidiary, and, without limiting the foregoing, Company and the Company’s Subsidiary have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all current and former employees and contractors of Company and the Company’s Subsidiary have executed such an agreement. To the knowledge of the Company, the Company’s Subsidiary and the Principal Stockholders, all trade secrets and other confidential information of the Company or the Company’s Subsidiary are not part of the public domain or knowledge, nor, to the knowledge of the Company, the Company’s Subsidiary and the Principal Stockholders, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company or the Company’s Subsidiary. To the knowledge of the Company, the Company’s Subsidiary and the Principal Stockholders, no employee or consultant of the Company or the Company’s Subsidiary has used any trade secrets or other confidential information of any other person in the course of their work for the Company or the Company’s Subsidiary. To the knowledge of the Company, the Company’s Subsidiary and the Principal Stockholders, the Company and the Company’s Subsidiary are not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company or the Company’s Subsidiary.

All Intellectual Property rights purported to be owned by the Company or the Company’s Subsidiary which were developed, worked on or otherwise held by any employee, officer or consultant are owned free and clear by the Company or the Company’s Subsidiary by operation of law or have been validly assigned to the Company or the Company’s Subsidiary, and such assignments have been provided to Parent and are valid binding agreements of the parties thereto, enforceable in accordance with their terms. Neither the Company, the Principal Stockholders, nor, to the knowledge of the Company, the Company’s Subsidiary and the Principal Stockholders, any of the employees of the Company or the Company’s Subsidiary, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind. No such persons are bound by any consulting agreement relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company and the Company’s Subsidiary on behalf of the Company and the Company’s

Subsidiary do not violate in any material respects any agreements or arrangements known to the Company, the Company’s Subsidiary or any of the Principal Stockholders which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(j) All information and content of the World Wide Web sites of the Company or Company’s Subsidiary (other than information provided by users, customers and advertisers) is accurate and complete in all material respects.

3.12 Contracts. (a) The Company and Company’s Subsidiary are not parties to, or subject to:

(i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company or Company’s Subsidiary of more than $10,000;

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company or the Company’s Subsidiary;

(iii) any guaranty issued by the Company or the Company’s Subsidiary;

(iv) any contract, arrangement or understanding relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Intellectual Property rights, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract, arrangement or understanding granting to any person the right to use any property or property right of the Company or Company’s Subsidiary other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract, arrangement or understanding restricting the right of the Company or Company’s Subsidiary to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company or Company’s Subsidiary is required to pay more than $10,000 per year;

(ix) any contract, arrangement or understanding with a Related Person (as that term is hereinafter defined); or

(x) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this subsection 3.12(a).

(b) The Company and Company’s Subsidiary have each previously provided to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 3.12(a) hereto. (i) Each contract listed in Schedule 3.12(a) hereto is in full force and effect; (ii) neither the Company, Company’s Subsidiary nor (to the knowledge of the Company, Company’s Subsidiary or the Principal Stockholders) any other party is in default under any contract listed in Schedule 3.12 (a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or Company’s Subsidiary or (to the knowledge of the Company, Company’s Subsidiary or the Principal Stockholders) a default by any other party under such contract; (iii) to the knowledge of the Company, Company’s Subsidiary or the Principal Stockholders, there are no disputes or disagreements between the Company or Company’s Subsidiary and any other party with respect to any contract listed in Schedule 3.12 (a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary, sufficient that such contract shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company or Company’s Subsidiary thereunder.

(c) The Company or Company’s Subsidiary have not issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of business.

3.13 Employees; Employee Benefits.

(a) Schedule 3.13(a) hereto sets forth the names of all current employees of the Company or Company’s Subsidiary (the “Employees”) and such Employee’s job title, the location of employment of such Employee, such Employee’s current salary, the amount of any bonuses or other compensation paid since December 31, 2002 to such Employee, the date of employment of such Employee and the accrued vacation time of such Employee. Schedule 3.13 (a) hereto sets forth a true and correct statement of the liability, if any, of the Company or Company’s Subsidiary for accrued but unused sick pay. There are no outstanding loans from the Company or the Company’s Subsidiary to any officer, director, employee, agent or consultant of the Company or the Company’s Subsidiary, or to any other Related Person. Schedule 3.13(a) hereto sets forth a complete and correct description of all severance policies of the Company or the Company’s Subsidiary. Complete and correct copies of all written agreements (or, in the case of oral agreements, a complete and correct description) with Employees and all employment policies, and all amendments and supplements thereto, have previously been delivered to the

Parent, and a list of all such agreements and policies is set forth on Schedule 3.13(a). None of the Employees has, to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, indicated a desire to terminate his or her employment, or any intention to terminate his or her employment upon a sale of, or business combination relating to, the Company or the Company’s Subsidiary or in connection with the transactions contemplated by this Agreement. Since December 31, 2002, the Company or the Company’s Subsidiary have not (i) increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees, (ii) increased the term or tenure of employment for any Employee, except in the ordinary course of business consistent with past practice, (iii) increased the amounts payable to any of the Employees upon the termination of any such person’s employment or (iv) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees under any Benefit Plan.

(b) The Company and the Company’s Subsidiary have complied in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act of 1986, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation, discriminatory practices with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to Employees or potential employees, and there have been no claims made or, to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, threatened thereunder against the Company or the Company’s Subsidiary arising out of, relating to or alleging any violation of any of the foregoing. There are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, threatened between the Company or the Company’s Subsidiary and any of the Employees or former employees; no labor union or other collective bargaining unit represents or has ever represented any of the Employees, including any “leased employees” (within the meaning of Section 414(n) of the Code); no organizational effort by any labor union or other collective bargaining unit currently is under way or, to the knowledge of the Company, the Company’s Subsidiary or the Principal Stockholders, threatened with respect to any Employees; and the consent of no labor union or other collective bargaining unit is required to consummate the transactions contemplated by this Agreement.

(c) Schedule 3.13(c) hereto sets forth a list of each defined benefit and defined contribution plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option, stock appreciation rights or stock purchase plan, severance pay plan, cafeteria plan, arrangement or practice, employee relations policy, practice or arrangement, and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which has been maintained by the Company or the Company’s Subsidiary for the benefit of or relating to any of the Employees or to any former employees or their dependents, survivors or beneficiaries, whether or not legally binding, whether written or oral or whether express or implied, or for which the Company or the Company’s Subsidiary or any entity that would be deemed a “single employer” with the Company or the Company’s Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA has any liability or contingent liability, all of which are hereinafter referred to as the “Benefit Plans.”

(d) Each Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other form of retirement plan intended to meet the requirements of Section 401 (a) of the Code meets such requirements in all material respects; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501 (a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the “IRS”) with respect to each plan and trust’ and each amendment thereto; and nothing of a material nature has occurred since the date of such determination letter that would adversely affect the qualification of such plan. No Benefit Plan is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) that at any time prior to the Closing was not exempt from the annual reporting requirement set forth in Section 104(a) of ERISA. No Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of section 501(c)(9) of the Code) and there have been no other “welfare benefit funds” (within the meaning of Section 419 of the Code) relating to Employees or former employees. No event or condition exists with respect to any Benefit Plan that could subject the Company or the Company’s Subsidiary to any material Tax under Section 4980B of the Code, or other applicable law. With respect to each Benefit Plan, the Company or the Company’s Subsidiary have each heretofore delivered to the Parent complete and correct copies of the following documents, where applicable and to the extent available: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinion required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to Employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith and (v) the most recent actuarial report, if any, relating to the Benefit Plan. None of the Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code; and none of the Benefit Plans of the Company or the Company’s Subsidiary is, or has been, the subject of any investigation, audit or action by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation as to which the Company or the Company’s Subsidiary has received written notice.

(e) No Benefit Plan provides benefits, including, without limitation, death, medical or severance benefits, with respect to current or former employees or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iii) benefits the full cost of which is borne by the current or former employee or director or his beneficiaries.

(f) There is no agreement, plan or arrangement covering any employee or independent contractor or former employee or independent contractor of the Company or the Company’s Subsidiary that considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount as a result of the Merger that would not be deductible pursuant to Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

3.14 Compliance with Applicable Law. The Company and the Company’s Subsidiary are not in violation in any respect of any applicable safety, health, environmental or other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not result in a fine or penalty in excess of $10,000 individually or in the aggregate. The Company and the Company’s Subsidiary have not received any notice alleging any such violation, nor to the knowledge of the Company, the Company’s Subsidiary or any Principal Stockholders, is there any inquiry, investigation or proceedings relating thereto.

3.15 Ability to Conduct the Business. There is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or the Company’s Subsidiary or to which the Company or the Company’s Subsidiary is a party or by which either (or any of their respective properties or assets) is bound, that will prevent the use by the Surviving Corporation, after the Effective Time, of the properties and assets owned by, the business conducted by or the services rendered by the Company or the Company’s Subsidiary on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. The Company and the Company’s Subsidiary have in force, and are in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of their business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company and the Company’s Subsidiary have not received any notice of, and to the knowledge of the Company, the Company’s Subsidiary or any Principal Stockholder, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

3.16 Major Customers, Advertisers and Distributors. Schedule 3.16 hereto sets forth a complete and correct list of the ten (10) largest customers, advertisers and distributors of the Company and the Company’s Subsidiary, in terms of revenue recognized in respect of such customers, advertisers and distributors during the twelve (12) months ended December 31, 2002 and during the three (3) months ended January 31, 2003, showing the amount of revenue recognized for each such customer, advertiser or distributor, as the case may be, during each such period. To the knowledge of the Company, the Company’s Subsidiary and the Principal

Stockholders, the Company and the Company’s Subsidiary have not received any notice or other communication (written or oral) from any of the customers, advertisers or distributors listed in Schedule 3.16 hereto terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer, advertiser or distributor and the Company or the Company’s Subsidiary.

3.17 Consultants, Sales Representatives and Other Agents. Schedule 3.17 hereto sets forth a complete and correct list of the names and addresses of each consultant, sales representative or other agent (other than any such person performing solely clerical functions and other than the legal counsel and accountants for the Company and the Company’s Subsidiary) currently engaged by the Company or the Company’s Subsidiary who is not an employee of the Company or the Company’s Subsidiary, the commission rates or other compensation applicable with respect to each such person and the amount of commissions or other compensation earned by each such person for the twelve (12) months ended December 31, 2002. Complete and correct copies of all current agreements between the Company or the Company’s Subsidiary and any such person have previously been delivered by the Company or the Company’s Subsidiary to the Parent.

3.18 Accounts Receivable. All accounts receivable of the Company or the Company’s Subsidiary reflected on the Balance Sheet (i) arose from bona fide transactions in the ordinary course of business and consistent with past practice, and (ii) are owned by the Company or the Company’s Subsidiary free and clear of any security interest, lien, encumbrance, or claims, and (iii) are accurately and fairly reflected on the Balance Sheet, or, with respect to accounts receivable of the Company or the Company’s Subsidiary created after December 31, 2002, are accurately and fairly reflected in the books and records of the Company or the Company’s Subsidiary. Any reserves for bad debts reflected on the Balance Sheet were calculated in accordance with GAAP consistent with past practice and are adequate. The Company and the Company’s Subsidiary reasonably believe that all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for bad debts reflected on the Balance Sheet, and since December 31, 2002, there have not been any write-offs as uncollectible of any accounts receivable of the Company or the Company’s Subsidiary.

3.19 Insurance. Schedule 3.19 hereto sets forth a true and complete list of all insurance policies carried by the Company or the Company’s Subsidiary with respect to their respective businesses, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. Complete and correct copies of each certificate of insurance have previously been delivered by the Company or the Company’s Subsidiary to the Parent. All such policies are in full force and effect. All premiums due thereon have been paid in a timely manner.

3.20 Bank Accounts; Powers of Attorney. Schedule 3.20 hereto sets forth a complete and correct list showing:

(i) all bank accounts of the Company or the Company’s Subsidiary, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and

(ii) the names of all persons holding powers of attorney from the Company or the Company’s Subsidiary and a summary statement of the terms thereof.

3.21 Minute Books, etc. The minute books, records of the Company Capital Stock and the Subsidiary Capital Stock and other corporate records of the Company and the Company’s Subsidiary are complete and correct in all material respects, and complete and correct copies thereof have been delivered by the Company and the Company’s Subsidiary to the Parent. The minute books of the Company and the Company’s Subsidiary contain accurate and complete records in all material respects of all meetings or written consents to action of the Stockholders of the Company and stockholders of the Company’s Subsidiary and accurately reflect all corporate actions of the Company and the Company’s Subsidiary which are required by law to be passed upon by the Stockholders of the Company and the stockholders of the Company’s Subsidiary.

3.22 Related Person Indebtedness and Contracts. Schedule 3.22 hereto sets forth a complete and correct summary of all contracts, commitments, arrangements and understandings not described elsewhere in this Agreement between the Company or the Company’s Subsidiary and any of the following (collectively, “Related Persons”): (i) the Stockholders and stockholders of the Company’s Subsidiary; (ii) the spouses and children of any of the Stockholders and stockholders of the Company’s Subsidiary (collectively, “near relatives”); (iii) any trust for the benefit of any of the Stockholders and stockholders of the Company’s Subsidiary or any of their respective near relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by any of the Stockholders and stockholders of the Company’s Subsidiary or by any of their respective near relatives. All amounts contributed by the Stockholders to the Company or stockholders of the Company’s Subsidiary, as the case may be, have been treated as contributions to equity of the Company or the Company’s Subsidiary, as the case may be, and have not been treated as, nor do they constitute, indebtedness of the Company to the Stockholders or indebtedness of the Company’s Subsidiary to the stockholders.

3.23 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company’s Subsidiary or the Principal Stockholders. The Company and the Company’s Subsidiary have suspended or terminated, and have the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 6.3) with parties other than Parent. No valid claim exists against the Company or the Company’s Subsidiary or, based on any action by the Company or the Company’s Subsidiary, against the Surviving Corporation or the Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.24 Consent Solicitation; Voting Requirements. Schedule 3.24 hereto sets forth a list of the Stockholders and the number of shares of each class of Company Capital Stock owned of record by each such Stockholder on the Record Date (as defined below). The affirmative vote or consent of at least a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement (the “Stockholder Approval”). The record date established in accordance with the URBCA and the Articles of Incorporation and the By-laws of the Company for purposes of determining the Stockholders entitled to give consents or vote with respect to the Stockholder Approval is the “Record Date.” The Company has delivered to each Stockholder a copy of the Letter of Transmittal attached hereto as Exhibit B, together in the same package with the form of written consent to be executed and delivered by such person.

3.25 State Takeover Statutes. The Board of Directors of the Company has (i) determined that the Merger is fair and in the best interest of the Company and its Stockholders, (ii) approved and adopted the Merger and this Agreement and the other transactions contemplated by this Agreement and (iii) directed that this Agreement and the Merger be submitted to the Stockholders for their approval and resolved to recommend that the Stockholders vote in favor of this Agreement and the Merger, and such approval by the Stockholders is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

3.26 Disclosure. The Company and the Company’s Subsidiary have not failed to disclose to Parent any fact that is reasonably more likely than not to have a Company Material Adverse Effect or Subsidiary Material Adverse Effect or impede or impair the ability of the Company or the Company’s Subsidiary to perform their respective obligations under this Agreement in any material respect. No representation or warranty by the Company or the Company’s Subsidiary or the Principal Stockholders contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company and the Company’s Subsidiary Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company, the Company’s Subsidiary and/or the Principal Stockholders contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

3.27 Information Supplied. None of the information supplied or to be supplied by the Company, the Company’s Subsidiary and the Principal Stockholders specifically for and delivered or to be delivered in connection with the solicitation by the Company of the consents necessary for the Stockholder Approval contained any untrue statement of a material fact or omitted to state any material fact as of the date such information was given to the Stockholders required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, taken as a whole, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PRINCIPAL STOCKHOLDERS

4.1 Authorization; etc. The Principal Stockholders jointly and severally represent and warrant to the Parent and Acquisition Corp. as follows:

(i) Each of the Principal Stockholders is the sole and exclusive record and beneficial owner of the Company Capital Stock set forth opposite his or her name in Schedule 3.4 hereto, free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions on transfer imposed under applicable securities laws), and there are no agreements, arrangements or understandings to which such Principal Stockholder is a party (other than this Agreement) involving the purchase, sale or other acquisition or disposition of the Company Capital Stock owned by such Principal Stockholder;

(ii) such Principal Stockholder shall (A) simultaneously with such Stockholder’s execution and delivery of this Agreement, execute and deliver to Parent an irrevocable proxy or written consent in which such Principal Stockholder voted all Company Capital Stock owned by such Principal Stockholder in favor of the Merger and the adoption of this Agreement by the Company, (B) at the Effective Time, deliver or cause to be delivered to the Parent (x) certificates representing all Company Capital Stock owned by such Principal Stockholder, each such certificate to be duly endorsed for transfer and free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions imposed under applicable securities laws) and (y) a duly completed and executed Letter of Transmittal in the form of Exhibit B attached hereto;

(iii) such Principal Stockholder has all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of such Principal Stockholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors, rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity;

(iv) the execution and delivery of this Agreement by such Principal Stockholder and the consummation of the transactions contemplated hereby will not (A) violate or conflict with any provision of any partnership agreement, operating agreement or other constitutional documents of any such Principal Stockholder that is constituted as a general or limited partnership or limited liability company, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit or other material agreement, instrument or obligation to which such Principal Stockholder is a party, or by which such Principal Stockholder or the Company Capital Stock held by such Principal Stockholder may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of such Principal Stockholder pursuant to the terms of any such instrument or obligation, which breach, violation or event of default would have a material adverse effect on such Principal Stockholder’s ability to perform such Principal Stockholder’s obligations hereunder, or (C) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to such Principal Stockholder or by which such Company Capital Stock held by such Principal Stockholder may be bound; and

(v) none of the information supplied or to be supplied by the Principal Stockholder specifically for and delivered or to be delivered in connection with the solicitation by the Company of the consents necessary for the Stockholder Approval and the transactions contemplated hereby contained or will contain any untrue statement of a material fact or omitted to state any material fact as of the date such information was given to the Principal Stockholders required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, taken as a whole, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND ACQUISITION CORP.

The Parent and Acquisition Corp. jointly and severally represent and warrant to the Company as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

5.1 Corporate Organization. Each of the Parent and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and Acquisition Corp. has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Parent and Acquisition Corp. are each duly qualified to transact business as a foreign corporation and are each in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Parent or Acquisition Corp. or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect (as defined below). Acquisition Corp. is a corporation newly formed by Parent and has not conducted any business other than as expressly set forth in or contemplated by this Agreement. The Parent has previously delivered to the Company complete and correct copies of (i) its Certificate of Incorporation and all amendments thereto as of the date hereof (certified by the Secretary of State of Delaware as of a recent date)

and its By-Laws (certified by the Secretary of the Parent as of a recent date) and (ii) the Certificate of Incorporation of Acquisition Corp. and all amendments thereto as of the date hereof (certified by the Secretary of State of the State of Delaware as of a recent date) and the By-Laws of Acquisition Corp. (certified by the Secretary of Acquisition Corp. as of a recent date). Neither the Certificate of Incorporation nor the By-Laws of the Parent or Acquisition Corp. have been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments. The term “Parent Material Adverse Effect” means for purposes of this Agreement, any change, event or effect that is, or would be, materially adverse to the business, operation, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries (including Acquisition Corp.), taken as a whole.

5.2 Authorization. Each of the Parent and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly adopted by the Boards of Directors of the Parent and Acquisition Corp. and by the Parent as the sole stockholder of Acquisition Corp., and no other corporate proceedings on the part of the Parent or Acquisition Corp. are necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the URBCA and DGCL) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Acquisition Corp. and constitutes the valid and binding agreement of the Parent and Acquisition Corp., enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

5.3 Consents and Approvals; No Violations. Subject to (a) the filing of Certificates of Merger pursuant to the URBCA and DGCL, and (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Parent or Acquisition Corp.; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent or Acquisition Corp. are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent or Acquisition Corp. pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to the Parent or Acquisition Corp. or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (iv) require, on the part of the Parent or Acquisition Corp., any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect.

5.4 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Parent consists of 46,500,000 shares of Common Stock, $0.01 par value per share, of which 12,500,000 shares have been designated Class A Common Stock (the “Parent Class A Common Stock”) and of which 12,250,000 shares are issued and outstanding; and 34,000,000 shares have been designated Class B Common Stock (the “Parent Class B Common Stock”), of which 1,000,000 shares are issued and outstanding; and 8,500,000 shares of Preferred Stock, $0.01 par value per share (the “Parent Preferred Stock”) and none of which are issued and outstanding (the Parent Class A Common Stock, the Parent Class B Common Stock and the Parent Preferred Stock collectively shall be referred to herein as the “Parent Capital Stock”). All of the issued and outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of the Parent, and (except as contemplated by this Agreement with respect to options issuable under Parent’s 2003 Stock Incentive Plan (the “Parent Option Plan”)) there are no agreements or commitments to which the Parent is a party or by which it is bound pursuant to which the Parent is or may become obligated to issue additional shares of its capital stock.

(b) As of the date of this Agreement, the authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are owned beneficially and of record by the Parent. There are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of Acquisition Corp., and there are no agreements or commitments to which Acquisition Corp. is a party or by which it is bound pursuant to which Acquisition Corp. is or may become obligated to issue additional shares of its capital stock.

5.5 Compliance with Applicable Law. Parent and Acquisition Corp. are not in violation in any respect of any applicable safety, health, environmental or other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not result in a fine or penalty in excess of $10,000 individually or in the aggregate. Parent and Acquisition Corp. have not received any notice alleging any such violation, nor to the knowledge of Parent or Acquisition Corp., is there any inquiry, investigation or proceedings relating thereto.

5.6 Litigation. There are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Parent or Acquisition Corp., threatened against the Parent or Acquisition Corp. or their respective properties, assets or business or, to the knowledge of Parent or Acquisition Corp., pending or threatened against any of the officers, directors, employees, agents or consultants of the Parent or Acquisition Corp. in connection with the business of the Parent or Acquisition Corp. There is no basis for any such suits, actions, claims, proceedings or investigations known to the Parent or Acquisition Corp. There are no such suits, actions, claims, proceedings or investigations pending against the Parent or Acquisition Corp., or, to the knowledge of the Parent or Acquisition Corp., threatened against the Parent or Acquisition Corp. challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court; an arbitrator or an administrative agency) to which the Parent or Acquisition Corp. is a party, or involving the properties, assets or business of the Parent or Acquisition Corp., which is unsatisfied or which requires continuing compliance therewith by the Parent or Acquisition Corp.

5.7 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Acquisition Corp.

5.8 Disclosure. The Parent and Acquisition Corp. have not failed to disclose to Company and Company’s Subsidiary any fact that is reasonably more likely than not to have a Parent Material Adverse Effect or impede or impair the ability of the Parent or Acquisition Corp. to perform their respective obligations under this Agreement in any material respect. No representation or warranty by the Parent or Acquisition Corp. contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Parent or Acquisition Corp. contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Effective Time, the Company and the Principal Stockholders agree that the Company and the Company’s Subsidiary, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Parent:

(a) will carry on its business only in the ordinary course and consistent with past practice;

(b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock;

(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, any shares of its capital stock;

(d) will not amend its Articles of Incorporation or By-Laws;

(e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock (except pursuant to the exercise of Company Stock Options);

(f) will not combine, split or otherwise reclassify any shares of its capital stock;

(g) will not form another subsidiary in addition to the Company’s Subsidiary;

(h) will use its best efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time;

(i) will not (i) make any capital expenditures individually or in the aggregate in excess of $25,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $25,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(j) will not adopt or amend any Benefit Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees, or enter into employment agreements with any existing or new employee of the Company or the Company’s Subsidiary, or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements except as specifically required by the terms of such plans or agreements, or enter into any agreement to do any of the foregoing;

(k) will not accelerate receivables or delay payables;

(1) will promptly advise the Parent of the commencement of, or threat of (to the extent that such threat comes to the knowledge of the Company, the Company’s Subsidiary or any Principal Stockholder) any claim, action, suit, proceeding or investigation against, relating to or involving the Company, the Company’s Subsidiary or any of their respective officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby;

(m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company or the Company’s Subsidiary on the date hereof;

(n) will not enter into any agreement to dissolve, merge, consolidate or, except in the ordinary course, sell any material assets of the Company or the Company’s Subsidiary, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $25,000 in the aggregate; and

(o) will not change the method of accounting of the Company or the Company’s Subsidiary, make any Tax elections, enter any settlement or compromise of any Tax claim or liability with any taxing authority, or amend any Tax Return that would adversely affect Parent or its subsidiaries without the consent of Parent.

6.2 Conduct of Business of Acquisition Corp. During the period commencing on the date hereof and continuing until the Effective Time, Acquisition Corp. shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.3 Other Negotiations. Neither the Company, the Company’s Subsidiary nor any of the Principal Stockholders will (nor will they permit any of their respective officers, directors, employees, agents, partners and affiliates on their behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent) regarding any acquisition of the Company or the Company’s Subsidiary, any merger or consolidation with or involving the Company or the Company’s Subsidiary, or any acquisition of any material portion of the stock or assets of the Company or the Company’s Subsidiary, or any equity or debt financing of the Company or the Company’s Subsidiary or any material license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the business of the Company or the Company’s Subsidiary (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Parent. If between the date of this Agreement and the termination of this Agreement pursuant to Article XI, the Company or the Company’s Subsidiary receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company or Company’s Subsidiary shall (i) notify Parent immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company and the Company’s Subsidiary under this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Properties and Records. The Company and the Company’s Subsidiary will provide to Parent and Parent’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to their respective premises and properties and their respective books and records (including, without limitation, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause their respective officers to furnish to Parent and Parent’s authorized advisors such additional financial, tax and operating data and other information pertaining to their respective businesses as Parent shall from time to time reasonably request. All of such data and information shall be kept confidential by Parent and the Company unless and until the Merger is consummated.

7.2 Transfer of Interests. The Principal Stockholders agree that they (i) shall not dispose of or in any way encumber their Company Capital Stock prior to the consummation of the transactions contemplated hereby, (ii) shall use their best efforts to cause, and take no action inconsistent with, the approval and consummation of said transactions and (iii) at the Closing shall surrender the certificates representing all shares of Company Capital Stock owned by them, duly endorsed for transfer.

7.3 Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his/its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement. The Company and Parent shall obtain any consents, approvals or releases reasonably deemed necessary by Parent with respect to the Management Retention Consideration.

7.4 Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article IX or Article X hereof.

7.5 Fees and Expenses. The Parent, the Company and the Company’s Subsidiary shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors except that if the Merger is consummated, then the Stockholders shall be responsible for all such fees, costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby in excess of $50,000.00 without the prior approval by Parent, and such fees, costs and expenses in excess of $50,000.00 without the prior approval by Parent shall be deemed expenses of the Stockholders and which shall be paid by the Stockholders on a pro rata basis based on their percentage share of the Initial Merger Consideration.

7.6 Supplements to Disclosure Schedules. From time to time prior to the Effective Time, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

7.7 Option Grants. Promptly after the Effective Time, Parent will grant nonqualified stock options to purchase shares of Parent Class B Common Stock to certain key managers of the Company’s Subsidiary (the “Management Option Holders”) as determined by the Parent in good faith consultation with the Stockholder Representative, provided, however, that the total aggregate number of options granted pursuant to this Section 7.7 shall not exceed 1,250,000 (the “Management Options”) and shall be subject to the escrow provisions set forth in Section 2.6 and Article XII hereof. Such options will be granted with an exercise price equal to $0.75 per share. Such options will be issued in accordance with Parent’s standard option terms, provided, however, that 1/3 of the options shall vest on the Closing Date and the remainder shall vest in equal amounts annually over three (3) years.

7.8 Stockholder Consent. The Company shall use its best efforts to obtain the requisite Stockholder Approval, whether by written consent or at a meeting duly called for the purpose thereof, in accordance with applicable law.

7.9 Tax Elections. Parent covenants, except upon prior written consent of the Stockholder Representative, which may not be unreasonably withheld, it will not and will not cause or permit the Company to (i) make any election or deemed election under Section 338 of the Code or (ii) make or change any Tax election or take any other corporate action which would result in a tax indemnification obligation of the Stockholders pursuant to Article XII of this Agreement.

ARTICLE VIII

COVENANTS OF CERTAIN PRINCIPAL STOCKHOLDERS

Each of the Principal Stockholders hereby severally and not jointly agrees that for a period of two (2) years after the date hereof, he, she or it will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than 1% of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market), which is directly or indirectly in competition with the products or services contemplated or being developed, marketed, sold or otherwise provided by the Company or the Company’s Subsidiary, or which is directly or indirectly detrimental to the business of the Company and the Company’s Subsidiary, as the case may be, as of the Closing Date (“Competitive Activity”). Such person further agrees that, for a period of two (2) years from after the date hereof, he, she or it will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Company or the Company’s Subsidiary that were such with respect to the Company or the Company’s Subsidiary at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Company or the Company’s Subsidiary at any time during the one (1) year immediately following the date hereof. Such person’s obligations under this Article VIII shall survive the termination or cessation of his, her or its employment with the Company or the Company’s Subsidiary and shall not be limited by Article XII hereof.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF

THE PARENT AND ACQUISITION CORP.

The obligation of the Parent and Acquisition Corp. to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and Acquisition Corp. in their sole discretion):

9.1 Representations and Warranties True. The representations and warranties of the Company, the Company’s Subsidiary and the Principal Stockholders which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing the Company and the Company’s Subsidiary shall each have delivered to the Parent and Acquisition Corp. a certificate (signed on behalf of the Company by the Chief Executive Officer of the Company and signed on behalf of the Company’s Subsidiary by the Chief Executive Officer of the Company’s Subsidiary) to that effect with respect to all such representations and warranties made by the Company or the Company’s Subsidiary, as the case may be, and each of the Principal Stockholders shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such representations and warranties made by the Principal Stockholders.

9.2 Performance. The Company, the Company’s Subsidiary and the Principal Stockholders shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing the Company and the Company’s Subsidiary shall each have delivered to the Parent and Acquisition Corp. a certificate (duly executed on behalf of the Company by the Chief Executive Officer of the Company and duly executed on behalf of the Company’s Subsidiary by the Chief Executive Officer and Chief Financial Officer of the Company’s Subsidiary) to that effect with respect to all such obligations required to have been performed or complied with by the Company or the Company’s Subsidiary, as the case may be, on or before the Closing Date, and each of the Principal Stockholders shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such obligations required to have been performed or complied with by the Principal Stockholders on or before the Closing Date.

9.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company or the Company’s Subsidiary which reasonably could have a material adverse effect on the transactions contemplated hereby or reasonably could result in a Company Material Adverse Effect or a Subsidiary Material Adverse Effect.

9.4 Consents. All approvals, consents, waivers and authorizations required to be obtained by the Company, the Company’s Subsidiary or any Principal Stockholder in connection with the Merger and the other transactions contemplated by this Agreement (including those identified on Schedule 3.3) shall have been obtained and shall be in full force and effect.

9.5 Additional Agreements. The following agreements shall have been executed and delivered to Parent:

(i) Executive Employment Agreement, in a form attached hereto as Exhibit D, executed by Paul J. Brockbank (the “Key Employee”);

(ii) Confidentiality, Assignment of Inventions and Employment-At-Will Agreements for Consultants and Employees, in a form satisfactory to Parent, executed by each of the employees of the Company;

(iii) the Escrow Agreement in the form attached hereto as Exhibit C, duly executed by the Stockholder Representative and the Escrow Agent;

(iv) the Letter of Transmittal in the form attached hereto as Exhibit B duly executed and delivered by holders of at least 51% of the outstanding shares of Company Capital Stock (the “Letter of Transmittal”);

(v) each of the Stockholders shall deliver to Parent a Form W-9 on the Closing and prior to any payment of cash for the Initial Merger Consideration. Each Stockholder shall furnish Parent with an affidavit, stating, under penalty of perjury, the Stockholder’s United States taxpayer identification number;

(vi) a FIRPTA Certificate, duly executed by the Company pursuant to section 1445(b)(2) of the Code;

(vii) any and all approvals and/or releases for such Management Retention Consideration, as are requested by the Parent;

(viii) resignations of certain officers and all directors of the Company and the Company’s Subsidiary as of the Effective Time; and

(ix) Termination Agreements executed by each of the optionees holding Company Stock Options which such Company Stock Options are not already vested as of the Effective Time and which such Company Stock Options shall be cancelled at the Effective Time without the payment of any consideration therefor and which such Company Stock Options shall be of no further force and effect, without any assumption thereof.

9.6 Delivery of Certificates for Cancellation. The Certificates representing at least 51% of the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, duly endorsed in blank, shall have been surrendered for cancellation at the Effective Time or as soon as practicable thereafter, and in any event within seven (7) days of the Closing.

9.7 Approval. The holders of at least 51% of the issued and outstanding shares of Company Capital Stock shall have voted in favor of the approval of the Merger, the adoption of this Agreement and the transactions contemplated hereby.

9.8 Certificate of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Merger to be filed with the Secretary of State of the State of Delaware and the Division.

9.9 Payment of Indebtedness. At or prior to the Effective Time, each of the Company and the Company’s Subsidiary shall have paid in full all outstanding indebtedness such that at the Closing each of the Company and the Company’s Subsidiary shall not have any outstanding indebtedness other than accounts payable incurred in the ordinary course of business.

9.10 Cash. At the Effective Time, the Company’s Subsidiary shall have cash or cash equivalents in an amount of at least $850,000.00 (net of any accounts payable and outstanding checks) and shall deliver evidence satisfactory to the Parent dated within one (1) day of the Closing Date evidencing such cash or cash equivalents, which shall include written confirmation from the bank as to such cash and cash equivalents and a certificate from the Chief Financial Officer of the Company’s Subsidiary certifying as to the accounts payable (based on invoices received) of, and outstanding checks issued by, the Company as of the Closing Date.

9.11 Due Diligence. Parent shall have completed its investigation of the Company and the Company’s Subsidiary and their respective businesses and all legal and other due diligence to its satisfaction, in its sole discretion.

9.12 Termination. The Company shall have terminated each of those agreements listed on Schedule 9.12 to this Agreement and each such agreement shall be of no further force or effect.

9.13 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect or a Subsidiary Material Adverse Effect.

9.14 Series A Preferred Stock Financing. As of the Closing Date, the Parent shall have closed on its Series A Preferred Stock round of financing in an amount of not less than $16 million in one or more closings.

9.15 Opinion of Stoel Rives LLP. The Company shall have delivered to Parent an opinion of Stoel Rives LLP, counsel to the Company, in substantially the form attached hereto as Exhibit E.

9.16 Supporting Documents. The Company and the Company’s Subsidiary shall each have delivered to the Parent a certificate (a) of the Division dated as of the Closing Date, certifying as to the corporate legal existence of the Company and the Company’s Subsidiary, as the case may be, and (b) of the Secretary of the Company and the Company’s Subsidiary, as the case may be, dated the Closing Date, certifying on behalf of the Company and the Company’s Subsidiary (i) that attached thereto is a true and complete copy of the Articles of Incorporation of such Company or the Company’s Subsidiary, as the case may be, as in effect on the date of such certification, (ii) that attached thereto is a true and complete copy of the By-Laws of such Company or the Company’s Subsidiary, as the case may be, as in effect on the date of such certification; (iii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Stockholders of such Company or the stockholders of such Company’s Subsidiary, as the case may be, authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (iv) to the incumbency and specimen signature of each officer of the Company and the Company’s Subsidiary, as the case may be, executing on behalf of such company this Agreement and the other agreements related hereto.

9.17 Tax Matters.

(a) Tax Periods Ending on or before the Closing Date. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Parent shall permit the Stockholder Representative to review and approve each such Tax Return described in the preceding sentence at least thirty (30) days prior to filing, which such approval shall not be unreasonably withheld or delayed.

(b) Cooperation on Tax Matters.

(i) Parent, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.17 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or to the Stockholders, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Parent and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains Tax triggered by the sale of Company Capital Stock, and any applicable transfer taxes imposed in any state or subdivision) shall be paid by the Stockholders when due, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY, THE COMPANY’S SUBSIDIARY

AND THE PRINCIPAL STOCKHOLDERS

The obligation of the Company, the Company’s Subsidiary and the Principal Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company, the Company’s Subsidiary and the Principal Stockholders in their sole discretion):

10.1 Representations and Warranties True. The representations and warranties of each of the Parent and Acquisition Corp. contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that for the purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), and at the Closing each of the Parent and Acquisition Corp. shall have delivered to the Company, the Company’s Subsidiary and the Principal Stockholders a certificate (signed on its behalf by its Chief Executive Officer or President, as the case may be) to that effect with respect to all such representations and warranties made by such entity.

10.2 Performance. Each of the Parent and Acquisition Corp. shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing each of the Parent and Acquisition Corp. shall have delivered to the Company, the Company’s Subsidiary and the Principal Stockholders a certificate, signed on its behalf by its Chief Executive Officer or President, as the case may be, to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

10.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent or Acquisition Corp. which reasonably could have a material adverse effect on the transactions contemplated hereby or reasonably could result in a Parent Material Adverse Effect.

10.4 Consents. All approvals, consents, waivers and authorizations required to be obtained by Parent or Acquisition Corp. in connection with the Merger and the other transactions contemplated by this Agreement (including those identified on Schedule 5.3) shall have been obtained and shall be in full force and effect.

10.5 Additional Agreements. The Parent shall have executed and delivered (and shall have agreed to cause the Surviving Corporation to execute and deliver immediately following the Effective Time, as applicable) counterparts of the following agreements;

(i) the Executive Employment Agreement referred to in Section 9.5(i) hereof; and

(ii) the Escrow Agreement referred to in Section 9.5(iii) hereof, together with counterparts signed by the Escrow Agent.

10.6 Certificates of Merger. The Parent and Acquisition Corp. shall have executed and delivered to the Company, the Company’s Subsidiary and the Principal Stockholders counterparts of the Certificates of Merger to be filed with the Secretary of the State of the State of Delaware and the Division in connection with the Merger.

10.7 Cash and Management Retention Options; Escrow Deposit.

(a) At the Closing the Parent shall deliver to the Stockholder Representative all of the requisite portion of the Initial Merger Consideration, less ten percent (10%) which shall be placed in escrow as provided in Sections 2.3(a) and 2.6 hereof.

(b) As soon as practicable after the Closing and in any event within ten (10) days after the Closing, Parent shall deliver to the Escrow Agent the amount of cash and Management Options which shall constitute the Escrow Deposit pursuant to Section 2.6.

10.8 Supporting Documents.

(a) The Parent shall have delivered to the Company, the Company’s Subsidiary and the Principal Stockholders a certificate (i) of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence of the Parent and (ii) of the Secretary of the Parent, dated the Closing Date, certifying on behalf of the Parent (aa) that attached thereto is a true and complete copy of the Certificate of Incorporation of Parent as in effect on the date of such certification, (bb) that attached thereto is a true and complete copy of the By-Laws of such Parent as in effect on the date of such certification; (cc) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of such Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (dd) to the incumbency and specimen signature of each officer of the Parent executing on behalf of such Parent this Agreement and the other agreements related hereto.

(b) Acquisition Corp. shall have delivered to the Company, the Company’s Subsidiary and the Principal Stockholders a certificate (i) of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence of Acquisition Corp. and (ii) of the Secretary of Acquisition Corp., dated the Closing Date, certifying on behalf of Acquisition Corp. (aa) that attached thereto is a true and complete copy of the Certificate of Incorporation of Acquisition Corp. as in effect on the date of such certification, (bb) that attached thereto is a true and complete copy of the By-Laws of such Acquisition Corp. as in effect on the date of such certification; (cc) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and stockholders of such Acquisition Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (dd) to the incumbency and specimen signature of each officer of Acquisition Corp. executing on behalf of such Acquisition Corp. this Agreement and the other agreements related hereto.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual written consent of the Company, the Company’s Subsidiary and the Parent;

(b) by either the Company, the Company’s Subsidiary or the Parent

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Effective Time shall not have occurred on or before March 31, 2003 provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to any party whose (or whose affiliate(s)’) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) business days following receipt by the breaching party of notice of such breach.

(c) by the Parent if the Effective Time shall not have occurred on or before February 28, 2003 solely because the Company has failed to comply with any of the closing conditions set forth in Sections 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.13.

11.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto (in the case of the Company, the Company’s Subsidiary, the Parent and Acquisition Corp.) their respective officers or directors, except for Sections 7.5 and 13.5, and the last sentence of Section 7.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof.

ARTICLE XII

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

12.1 Indemnity Obligations. (a) Subject to Sections 12.3 and 12.4 hereof, each of the Stockholders and Management Option Holders by adoption of this Agreement and approval of the Merger hereby jointly and severally agree to indemnify and hold the Parent (including its representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses (as that term is hereinafter defined) directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company, the Company’s Subsidiary and the Principal Stockholders set forth in Article III of this Agreement or any Schedule or certificate delivered by the Company or Company’s Subsidiary pursuant hereto; provided, that, notwithstanding Section 12.3 and 12.4 hereof, with respect to the matter disclosed on Item 5(ii) of Schedule 3.11, Parent shall make a claim for indemnification on or before the one (1) year anniversary of the Closing Date and that the maximum liability of the Stockholders with respect thereto shall be the aggregate Initial Merger Consideration; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company, the Company’s Subsidiary and the Principal Stockholders (which covenants, agreements or undertakings were to be performed or complied with on or prior to the consummation of the Merger) which are contained in this Agreement; (iii) any claims arising prior to the Closing involving personal injury, death or physical damage to the tangible or real property of the Company or the Company’s Subsidiary or any other person which otherwise would have been covered by fire, property, casualty or liability insurance if the Company had such insurance in place for all periods prior to the Closing or (iv) any liability, claim, or deficiency for any Taxes payable by the Company or the Company’s Subsidiary for any taxable period ending on or prior to the Closing Date or, to the extent such period includes, but does not end on the Closing Date, attributable to the portion of such period ending on the Closing Date; provided, that with respect to any matters disclosed on Schedule 3.9, Parent shall make a claim for indemnification only for Losses suffered (i) in excess of $100,000 in the aggregate, (ii) due to a prevailing claim for additional Taxes made by the Internal Revenue Service and not resulting from any audit of financial statements or a change in accounting practices of Parent or the Surviving Corporation, and (iii) netted against a reduction in Tax liability realized or to be realized by Parent or the Surviving Corporation in any past tax years, during the current tax year and during the two (2) following tax years, specifically due to the payment of any such claim for additional Taxes. The Escrow Deposit shall be available to compensate Parent for such Losses. However, the failure to make a claim against the Escrow Deposit will not constitute an election of remedies or limit the Parent in any manner in the enforcement of any other remedies that may be available to it pursuant to the terms hereof. For purposes of this Agreement, the term “Losses” shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all reasonable out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever.

(b) Subject to Sections 12.3 and 12.4 hereof, each of the Stockholders by adoption of this Agreement and approval of the Merger hereby severally and not jointly agree to indemnify and hold the Parent harmless from, and to reimburse the Parent for, any Losses arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of such Stockholder set forth in such Stockholder’s Letter of Transmittal, or with respect to the Principal Stockholders of such Principal Stockholder set forth in Article IV of this Agreement, or any Schedule or certificate delivered by such Stockholder or Principal Stockholder pursuant hereto or thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of such Stockholder (which covenants, agreements or undertakings were to be performed or complied with on or prior to the consummation of the Merger) which are contained in this Agreement, the Letter of Transmittal of such Stockholder, or with respect to the Principal Stockholders, of such Principal Stockholders contained in this Agreement or any Schedule or certificate delivered by such Stockholder or Principal Stockholder pursuant hereto or thereto.

12.2 Notification of Claims.

(a) Subject to the provisions of Section 12.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 12.1, the Parent shall provide the Stockholder Representative, and, if such indemnity is sought against a Stockholder pursuant to Section 12.1(b), the Stockholder against whom indemnification is sought, with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Stockholder Representative, and, if applicable, such Stockholder, all relevant information which is material to the claim and which is in the possession of the indemnified party. Parent’s failure to give a timely Claims Notice or to promptly furnish the Stockholder Representative, and, if applicable, such Stockholder, with any relevant data and documents in connection with any Third-Party Claim (as that term is hereinafter defined) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

(b) The Stockholder Representative and, if such indemnification is sought against a Stockholder pursuant to Section 12.1(b) the Stockholder against whom indemnification is sought, shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided; however, that Parent shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including Parent’s counsel and any counsel chosen by the Stockholder Representative, or if applicable, the Stockholder, shall be borne by the Stockholders with respect to indemnification sought pursuant to Section 12.1 (a) and by the Stockholders against whom indemnification is sought with respect to indemnification sought pursuant to Section 12.1(b); provided, such expenses shall be paid from the Escrow Deposit for indemnification sought pursuant to Section 12.1 (a) and from the Pro Rata Portion (as defined below) of the Escrow Deposit attributable to the Stockholders against whom indemnification is sought pursuant to Section 12.1(b). Parent shall have the right to settle any such Third Party Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Stockholder Representative, or, if applicable, the Stockholder, which consent shall not be unreasonably withheld. In the event that the Stockholder Representative, or, if applicable, the Stockholder, has consented in writing to any such settlement, adjustment or compromise, the Stockholders shall have no power or authority to object to the amount of any claim by Parent against the Escrow Deposit for indemnification of Losses with respect to such settlement, adjustment or compromise.

12.3 Duration. All representations and warranties set forth in this Agreement, the Letters of Transmittal and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement, the Letters of Transmittal and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given prior to the Escrow Release Date (as defined below), all representations, warranties, covenants, agreements and undertakings contained in this Agreement and the Letters of Transmittal or any certificate or Schedule delivered pursuant hereto or thereto shall expire on the first anniversary of the Closing Date (the “Escrow Release Date”). Notwithstanding the foregoing, obligations (i) provided in Article VIII, and (ii) arising from the breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, and 3.24, Article IV and the Letters of Transmittal and (iii) arising from fraud shall each survive the Closing Date indefinitely (all such obligations in (i), (ii) and (iii), collectively, the “Indefinite Excluded Obligations”) and (iv) arising from the breaches of the representations and warranties set forth in Sections 3.9, 3.11, 9.17 and 12.1(a)(iv) shall each survive the Closing Date for the applicable statute of limitations period (all such obligations in (iv), the “Limited in Time Excluded Obligations.”

12.4 Escrow. As soon as practicable after the Effective Time, the Escrow Deposit shall be delivered by Parent to the Escrow Agent, to be held for a period ending on the Escrow Release Date, except the Escrow Deposit may be withheld after the Escrow Release Date to satisfy claims for indemnification which are the subject to a Claims Notice duly delivered prior to the Escrow Release Date. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with an Escrow Agreement in the form attached hereto as Exhibit C. Except with respect to claims based on the Indefinite Excluded Obligations, which are not limited in amount, if the Closing occurs, Parent and Acquisition Corp. agree that the Parent’s right to indemnification pursuant to this Article XII shall constitute Parent’s and Acquisition Corp.’s sole and exclusive remedy and recourse against the Stockholders and Management Option Holders for Losses attributable to any inaccuracy or breach of any representation or warranty, or any breach or nonfulfillment of any failure to perform the covenants, agreements or undertakings, of the Company, the Company’s Subsidiary or the Stockholders which is contained in this Agreement or the Letters of Transmittal or any Schedule or certificate delivered pursuant hereto or thereto. Except with respect to the Indefinite Excluded Obligations and the Limited in Time Excluded Obligations, the maximum liability of any Stockholder or Management Option Holder shall be limited to such Pro Rata Portion (as defined below) with respect to each such

Stockholder or Management Holder of the Escrow Deposit; provided, however, that no Stockholder shall have any liability for indemnification pursuant to Section 12.1(b) on account of any other Stockholder. For purposes of this Agreement, a “Pro Rata Portion” of a Stockholder as to any Losses or as to the Escrow Deposit shall be equal to the percentage of the Initial Merger Consideration to which such Stockholder is entitled and a “Pro Rata Portion” of a Management Option Holder as to any Losses or as to the Escrow Deposit shall be equal to the percentage of the Management Options to which such Management Option Holder is entitled. With respect to the Limited in Time Excluded Obligations, the maximum liability of any Stockholder shall be limited to the aggregate amount of Initial Merger Consideration, Cash Earnout Consideration, and Management Retention Consideration (if applicable) received or receivable by such Stockholder and the maximum liability of any Management Option Holder shall be limited to the aggregate number of Management Options received or receivable by such Management Option Holder.

12.5 No Contribution. The Stockholders and Management Option Holders hereby waive, acknowledge and agree that the Stockholders and Management Option Holders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Company, the Company’s Subsidiary or the Surviving Corporation in connection with any indemnification payments which the Stockholders or Management Option Holders are required to make under this Article XII.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of the party against whom enforcement is made. For the purposes of this Section 13.1, the Stockholders (including the Principal Stockholders) agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

13.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

13.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 13.3):

(a)	if to the Company or to the Company’s Subsidiary, to:

ah-ha.com, Inc.

360 West 4800 North

Provo, Utah 84604

Attention: Paul J. Brockbank, Chief Executive Officer

with copies to:

Stoel Rives LLP

201 South Main Street

Suite 1100

Salt Lake City, UT 84111

Attention: Clint M. Hanni, Esq.

(b)	if to the Parent or Acquisition Corp., to:

Marchex, Inc.

2101 Fourth Avenue, Suite 1980

Seattle, WA 98121

Attention: Ethan A. Caldwell, General Counsel

with copies to:

Nixon Peabody LLP

101 Federal Street

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

(c)	if to the Stockholder Representative to:

ah-ha.com, Inc.

360 West 4800 North

Provo, Utah 84604

Attention: Paul J. Brockbank

(d)	if to the Principal Stockholders, to the addresses set forth in Schedule 13.3

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

13.4 Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (or, in the case of the Principal Stockholders, their respective heirs, administrators, executors and personal representatives) and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by Parent to any successor to its business or to any affiliate as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

13.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors (or, in the case of the Principal Stockholders, their respective heirs, administrators, executors and personal representatives) and permitted assigns and any other parties indemnified under Article XII.

13.6 Public Announcements. None of the parties hereto shall, except as agreed by the Parent or except as may be required by law or applicable regulatory authority issue any reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby. All inquiries of the public and/or the media shall be forwarded directly to the Parent.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

13.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than any confidentiality agreement entered into between an affiliate of the Parent and the Company’s Subsidiary (the “Confidentiality Agreement”). This Agreement supersedes the letter of intent dated January 2, 2003 entered into between an affiliate of the Parent and the Company’s Subsidiary (except for the confidentiality provisions contained therein) and all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the Confidentiality Agreement.

13.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed with the laws of the State of Washington, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Seattle, Washington and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

13.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.12 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

MARCHEX, INC.

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Parent, Acquisition Corp., the Company, the Company’s Subsidiary, the Company’s Principal Stockholders and the Stockholder Representative named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT:

MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ

Name: Russell C. Horowitz
Title: Chief Executive Officer

ACQUISITION CORP:

MARCHEX ACQUISITION CORPORATION

By:	/s/ RUSSELL C. HOROWITZ

Name: Russell C. Horowitz
Title: President

THE COMPANY:

E-FAMILY.COM, INC.

By:	/s/ Paul J. Brockbank

	Name:	Paul J. Brockbank
	Title:	Chief Executive Officer

THE COMPANY’S SUBSIDIARY:

AH-HA.COM, INC.

By:	/s/ Paul J. Brockbank

	Name:	Paul J. Brockbank
	Title:	Chief Executive Officer

MARCHEX, INC.

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Parent, Acquisition Corp., the Company, the Company’s Subsidiary and the Company’s Principal Stockholders and the Stockholder Representative named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PRINCIPAL STOCKHOLDERS:

/s/ Paul J. Brockbank

Paul J. Brockbank

/s/ Christopher P. Stevens

Christopher P. Stevens

/s/ Jay R. Bean

Jay R. Bean

STOCKHOLDER REPRESENTATIVE:

/s/ Paul J. Brockbank

Name: Paul J. Brockbank